EXHIBIT 99.1

FOR IMMEDIATE RELEASE

December 10, 2009

Interline Brands, Inc. Adds Independent Director

Jacksonville, Fla. - December 10, 2009 - Interline Brands, Inc. (NYSE: IBI) ("Interline" or the "Company"), a leading distributor and direct marketer of maintenance, repair and operations ("MRO") products, today announced the addition of Randolph W. Melville to its Board of Directors, effective immediately. Mr. Melville will also serve on the Company's Compensation Committee.

Michael J. Grebe, Interline's Chairman and Chief Executive Officer, commented, "We are very pleased to welcome Randy to our Board of Directors. Randy is an accomplished executive with deep expertise in strategic sales, marketing and operations, and an impressive track record of generating organic sales growth and enhanced sales productivity. We look forward to his insights and contributions as we continue to execute our long-term strategic objectives."

Mr. Melville has over 25 years of experience in sales, marketing, and business operations. He has served in multiple senior executive roles with Frito-Lay, Inc., currently as Senior Vice President, Frito-Lay North America Sales where he has full strategic and sales responsibility for PepsiCo's $12 billion North American snacks business. He has also served as Senior Vice President at Maytag Corporation where he was responsible for the development of the company's channel, merchandising, and trade marketing strategies. Mr. Melville is a graduate of Princeton University.

About Interline

Interline Brands, Inc. is a leading international distributor and direct marketer with headquarters in Jacksonville, Florida. Interline provides maintenance, repair and operations products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors primarily throughout the United States, Canada, the Caribbean and Central America.

CONTACTS: Michael Grebe or Michael Agliata

PHONE: 904-265-5317 or 904-421-1471